Exhibit 99.1

Carol Clements Appointed to ABM’s Board of Directors

NEW YORK, NY – June 12, 2025 – ABM (NYSE: ABM), a leading provider of facility, engineering, and infrastructure solutions, today announced the appointment of Carol Clements to its Board of Directors. Ms. Clements is a proven technology and digital transformation leader with more than 25 years of experience across the aviation, hospitality, and consulting industries.

Ms. Clements currently serves as Chief Digital and Technology Officer at JetBlue Airways Corporation, where she is responsible for the airline’s technology and innovation strategy, and leads the development and implementation of advanced digital solutions that drive operational efficiency and elevate the customer experience.

“I’m honored to join ABM’s Board of Directors at such a pivotal moment in the company’s evolution,” said Clements. “ABM is leveraging technology and innovation to redefine what’s possible in the industry, and I’m excited to contribute to its continued transformation.”

Prior to JetBlue, Ms. Clements held multiple leadership roles at Yum! Brands, Inc., including Chief Technology Officer and General Manager of Pizza Hut Connect and Chief Information Officer for Pizza Hut U.S. She also held senior technology positions at Southwest Airlines and began her career as a consultant at PricewaterhouseCoopers LLP.

“Carol brings a unique blend of strategic vision, technology expertise, and operational leadership to ABM’s Board,” said Sudhakar Kesavan, Chairman of the Board of Directors of ABM. “We’re delighted to welcome her to the Board and look forward to her contributions and perspectives as we help shape ABM’s future success.”

Ms. Clements holds Bachelor of Science degrees in Management Science Engineering and Mathematics from Southern Methodist University.

About ABM:

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility, engineering, and infrastructure solutions. Every day, our over 100,000 team members deliver essential services that make spaces cleaner, safer, and efficient, enhancing the overall occupant experience.

ABM serves a wide range of market sectors including commercial real estate, aviation, education, mission critical, and manufacturing and distribution. With over $8 billion in annual revenue and a blue-chip client base, ABM delivers innovative technologies and sustainable solutions that enhance facilities and empower clients to achieve their goals.

Committed to creating smarter, more connected spaces, ABM is investing in the future to meet evolving challenges and build a healthier, thriving world. ABM: Driving possibility, together.

For more information, visit www.ABM.com

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Media Contact:

Michael Valentino

media@abm.com